UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C INFORMATION
Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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BAYOU CITY EXPLORATION, INC.
(Name of Registrant as Specified in its Charter)

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BAYOU CITY EXPLORATION, INC.
632 Adams Street, Suite 700
Bowling Green, Kentucky 42101

INFORMATION STATEMENT PURSUANT TO SECTION 14(C) OF THE
SECURITIES EXCHANGE ACT OF 1934 AND REGULATION 14C THEREUNDER

WE ARE NOT ASKING YOU FOR A PROXY AND YOU
ARE REQUESTED NOT TO SEND US A PROXY

To the Stockholders of Bayou City Exploration, Inc.:

This Information Statement is furnished to holders of shares of Common Stock, $.005 par value (the “Common Stock”) of Bayou City Exploration, Inc. (“BCE,” “we,” “us” or the “Company”).  We are sending you this Information Statement to inform you that holders of a majority of our Common Stock (the “Consenting Stockholders”) have approved the following actions by written consent:

1.	Re-election of the following four incumbent directors: Charles T. Bukowski; Stephen C. Larkin; Travis N. Creed; and Kevin Cline; and

2.	Approval of a Certificate of Amendment to the Company’s Articles of Incorporation that will effect a 1-for-100 reverse stock split of the Company’s Common Stock (the “Amendment”).

The accompanying Information Statement is being furnished to our stockholders for informational purposes only pursuant to Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations prescribed thereunder.  As described in this Information Statement, the foregoing actions were approved by our Board of Directors (the “Board”) by written consent on June 26, 2012.  Thereafter, on June 26, 2012, three stockholders of the Company (the “Consenting Stockholders) , collectively holding a majority of the issued and outstanding Common Stock of the Company, adopted by written consent resolutions approving the actions.  The written consent is the only stockholder approval required under Nevada law for the purpose of re-electing the directors and approving the Amendment. The Board is therefore not soliciting your proxy or consent in connection with the matters discussed above. You are urged to read the Information Statement carefully and in its entirety for a description of the actions taken by the Consenting Stockholders.

The actions will not become effective before the date which is 20 days after this Information Statement was first mailed to stockholders.  This Information Statement is being mailed on or about July [__], 2012 to stockholders of record on June 26, 2012 (the “Record Date”).

By order of the Board of Directors

/s/ Charles T. Bukowski
Charles T. Bukowski President and Chief Executive Officer
Bowling Green, Kentucky
July [__], 2012

BAYOU CITY EXPLORATION, INC.
632 Adams Street, Suite 700
Bowling Green, Kentucky 42101

INFORMATION STATEMENT PURSUANT TO SECTION 14(C)
OF THE SECURITIES EXCHANGE ACT OF 1934

This Information Statement (the “Information Statement”) is being mailed on or about July [__], 2012 to the holders of record at the close of business on June 26, 2012 (the “Record Date”), of the Common Stock of Bayou City Exploration, Inc., a Nevada corporation (“BCE,” “we,” “us” or the “Company”), in connection with action taken by written consent of holders of a majority of our Common Stock in lieu of a meeting to approve the following actions (the “Corporate Actions”):

1.	Re-election of the following four incumbent directors: Charles T. Bukowski; Stephen C. Larkin; Travis N. Creed; and Kevin Cline; and

2.
Approval of a  Certificate of Amendment to the Company’s Articles of Incorporation that will effect a 1-for-100 reverse stock split of the Company’s issued and outstanding shares of Common Stock (the “Amendment”).

Members of the Board of Directors (the “Board”) and stockholders collectively owning 55,560,905 shares of our issued and outstanding Common Stock (the “Consenting Stockholders”) have executed a written consent approving the Corporate Actions. The Consenting Stockholders held of record on the Record Date approximately 56.1% of the total issued and outstanding Common Stock of the Company, which was sufficient to approve the proposed Corporate Actions. Dissenting stockholders do not have any statutory appraisal rights as a result of the Corporate Actions taken. The Board of Directors does not intend to solicit any proxies or consents from any other stockholders in connection with the Corporate Actions.

Section 78.320 of the Nevada Revised Statutes (the “NRS”) generally provides that any action required or permitted to be taken at a meeting of the stockholders may be taken without a meeting if, before or after the action, a written consent thereto is signed by stockholders holding at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion of written consents is required. Pursuant to NRS 78.330, directors of the Corporation must be elected at the annual meeting of the stockholders by a plurality of the votes cast at the election. Pursuant to NRS 78.390, a majority of the outstanding voting shares of stock entitled to vote thereon is required in order to approve the Amendment. In order to eliminate the costs and management time involved in obtaining proxies and in order to effect the above Corporate Actions as early as possible in order to accomplish the purposes of the Company as herein described, the Company’s Board of Directors consented to the utilization of, and did in fact obtain, the written consent of the Consenting Stockholders who collectively own shares representing a majority of our Common Stock.

This Information Statement is being distributed pursuant to the requirements of Section 14(c) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) to the Company’s stockholders of record on the Record Date. The Corporate Actions will be effective 20 days (the “20-day Period”) after the mailing of this Information Statement. The 20-day Period is expected to conclude on or about July [__], 2012.

The entire cost of furnishing this Information Statement will be borne by the Company. We will request brokerage houses, nominees, custodians, fiduciaries and other like parties to forward this Information Statement to the beneficial owners of the Common Stock held of record by them and will reimburse such persons for their reasonable charges and expenses in connection therewith.

FORWARD LOOKING STATEMENTS

This Information Statement and other reports that the Company files with the U.S. Securities and Exchange Commission (the “SEC”) contain forward-looking statements about the Company’s business containing the words “believes,” “anticipates,” “expects” and words of similar import. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or performance to be materially different from the results or performance anticipated or implied by such forward-looking statements. Given these uncertainties, stockholders are cautioned not to place undue reliance on forward-looking statements. Except as specified in SEC regulations, the Company has no duty to publicly release information that updates the forward-looking statements contained in this Information Statement. An investment in the Company involves numerous risks and uncertainties, including those described elsewhere in this Information Statement. Additional risks will be disclosed from time to time in future SEC filings.

VOTE REQUIRED TO APPROVE THE CORPORATE ACTIONS

As of the Record Date, there were 99,003,633 shares of Common Stock issued and outstanding. Each share of Common Stock is entitled to one vote on each of the Corporate Actions. The affirmative vote of the holders of a plurality of the total votes cast by stockholders entitled to vote and present in person or by proxy at the annual meeting is required to elect directors. For the approval of the Amendment effecting the reverse stock split, the affirmative vote of a majority of the shares of Common Stock outstanding and entitled to vote at the Record Date, or 49,501,817 shares, was required for approval.

CONSENTING STOCKHOLDERS

On June 26, 2012, the Board unanimously adopted resolutions declaring the advisability of, and recommending that stockholders approve the Corporate Actions. In connection with the adoption of the resolutions, the Board elected to seek the written consent of the holders of a majority of the Company’s issued and outstanding shares of Common Stock in order to reduce the costs and implement the Corporate Actions in a timely manner.

On June 26, 2012, the following Consenting Stockholders, who collectively own 55,560,905 shares of the Company’s issued and outstanding Common Stock (approximately 56.1%), consented in writing to the proposed Corporate Actions:

Stephen C. Larkin	26,062,844 shares representing approximately 26.3%
Robert Burr	998,061 shares representing approximately 1.0%
Robert and Doris Burr	28,500,000 shares representing approximately 28.8%

Under Section 14(c) of the Exchange Act, the transactions cannot become effective until the expiration of the 20-day Period.

The Company is not seeking written consent from any of our other stockholders and stockholders other than the Consenting Stockholders will not be given an opportunity to vote with respect to the Corporate Actions. All necessary corporate approvals have been obtained, and this Information Statement is furnished solely for the purpose of providing stockholders advance notice of the actions taken, as required by the Exchange Act.

Stockholders who were not afforded an opportunity to consent or otherwise vote with respect to the Corporate Actions taken have no right under the NRS to dissent or require a vote of all stockholders.

RE-ELECTION OF FOUR DIRECTORS

In accordance with the Company’s Bylaws, the Board has fixed the number of directors at four.  The terms of all incumbent directors, Charles T. Bukowski, Stephen C. Larkin, Travis N. Creed and Kevin Cline expire in 2012. The Board nominated each of its incumbent members for re-election as directors to serve a term of one year and each incumbent member was subsequently re-elected by the Consenting Stockholders. Each of the nominees consented to being named as a nominee and to serve as a director.

Information regarding the directors of the Company is provided below. All directors of the Company hold office until the next annual meeting of stockholders or until their successors have been elected and qualified. As such, the term of each director will expire in 2013. The executive officers of our Company are appointed by our Board of Directors and hold office until their death, resignation or removal from office.

Director	Age	Company Position or Office	Director Since

Charles T. Bukowski, Jr.	51	Director, President and Chief Executive Officer	2010

Stephen C. Larkin	52	Director and Chief Financial Officer	2009

Travis N. Creed	45	Director and Chairman	2010

Kevin Cline	43	Director	2012

Charles T. Bukowski, Jr. was appointed as a director of the Company as well as our President and Chief Executive Officer in July 2010. Mr. Bukowski graduated from Texas A&M University with a Bachelor’s degree in 1982 and a Master’s degree in 1984 (4.0 GPA), both in geology. The next 12 years he was employed as a geologist with Mobil Oil working a variety of both exploration and production assignments, including South Texas, East Texas, Oklahoma, South Louisiana and Mississippi. In 1996, Mr. Bukowski joined Edge Petroleum where he utilized 3D seismic, advanced AVO processing and advanced interpretation software to lead a team that drilled 23 wells. He co-authored the first published successful use of AVO in South Texas and the resulting paper won several industry awards, including SEG’s Best Paper Award in 2001. While at Edge, he interpreted over 800 square miles of 3D seismic data, mostly in South Texas and South Louisiana. In 2000, Mr. Bukowski joined Alta Resources as Exploration Manager. While at Alta, he drilled numerous wells and was involved in making five new field discoveries. Mr. Bukowski left Alta in 2007 to start and become President of Beachcomber Oil and Gas Inc. where he generated exploration projects including a 63-square mile 3D program in Kansas. He consulted for industry partners interpreting their 3D seismic datasets, evaluated third-party prospects and assisted in calculating reserve estimates.

Stephen C. Larkin serves as a director and the Chief Financial Officer of the Company. Since November 2010, Mr. Larkin has also served as a director and the President of Blue Ridge Group, Inc., and served as its Chief Financial Officer prior to his appointment as its President. Prior to joining the Company, from August 1998 until June 2008, Mr. Larkin spent 10 years as President and CEO of Sensus Precision Die Casting, Inc. and President, CEO and Chairman of the Board of Sensus Rongtai (Yangzhou) Precision Die Casting, Ltd. (a Chinese subsidiary of Sensus Precision Die Casting, Inc.) and managed all aspects of the company. Mr. Larkin spent a total of 21 years with Sensus Metering Systems, Inc. (parent company to Sensus Precision Die Casting, Inc.) in positions ranging from Controller and CFO of one of its divisions (for seven years), to Vice President of Operations (for four years) and then finally with Sensus Precision Die Casting Company as its President and CEO. Prior to that, Mr. Larkin spent almost six years with Ernst and Young LLP both in the Lansing, Michigan office and the Tampa, Florida office and held the position of Senior Manager-Auditing when he left. Mr. Larkin earned a B.A. degree from Michigan State University in Accounting in 1981, an MBA degree from Michigan State University in Operations Management in 1989 and an Executive MBA from the University of New Hampshire in International Business in 1997. Mr. Larkin also passed the CPA exam in May 1982 and was granted a CPA license in May 1982 in the State of Florida.

Travis N. Creed was appointed director and elected Chairman of the Board in July 2010. He is also a licensed attorney. Since November 2007, Mr. Creed has also served as Senior Vice President - Real Property Division and General Counsel for Blue Ridge Group, Inc. Mr. Creed holds degrees from Westminster College and the University of Arkansas School of Law. In addition to the practice of law, Mr. Creed has owned an electrical contracting company, a mortgage trading company and a real estate development company. He has experience in banking including founding and serving as President of Pinnacle Resources, a wholly owned subsidiary of Pinnacle Bank in Little Rock, Arkansas.

Kevin Cline was appointed director in June 2012. Mr. Cline has been in the securities industry for approximately 20 years.  Since 2002, Mr. Cline has been affiliated with Source Capital Group where he is the Principal and supervises four branch offices with over 40 brokers who sell oil and gas and real estate partnership interests and interests in funds that invest in performing mortgages to accredited investors.  Mr. Cline has had direct supervisory responsibilities for sales of interest in over 60 programs that have raised over $350 million. Mr. Cline attended Western Kentucky University from 1987 to 1992 in Financial Management.

Family Relationships

There are no family relationships among any of our directors and executive officers.

Involvement in Certain Legal Proceedings

None of the Company’s directors or executive officers is a party to any material legal proceeding adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors and persons who own more than 10% of a registered class of the Company’s equity securities to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms filed by them. Based solely on our review of the copies of such forms received by us with respect to fiscal year 2011, or written representations from certain reporting persons, we believe all of our officers and directors and persons who own more than 10% of our Common Stock have met all applicable filing requirements.

CORPORATE GOVERNANCE

Board Committees and Financial Expert

The Company does not currently maintain separate audit, nominating or compensation committees.  When necessary, the entire Board performs the tasks that would be required of those committees. Furthermore, we do not have an “audit committee financial expert” serving on the Board at this time, because we have not been able to engage an additional director to join the Board who has such qualifications. We do not have adequate financial resources at this time to provide compensation to such an expert for serving on our Board.

Board Member Attendance at Meetings

During the year ended December 31, 2011, the Board met on eight occasions. Each of the Company’s directors in office as of the date of such meetings attended all meetings of the Board. While the Company has no formal policy, directors are encouraged to attend the Company’s annual meeting of Stockholders when held. The Company does not have audit, nominating or compensation committees.

Director Nominating Process

Based on the Company’s history and experience without a nominating committee, the Board believes it is appropriate for the Company to continue operations without a standing nominating committee. Historically, there have not been many vacancies on the Board and the entire Board has identified available and qualified candidates. The Board has not adopted specific minimum criteria for director nominees. All directors participate in the consideration of the director nominees, and each of the nominees described in this Information Statement were recommended by the incumbent Board. Qualifications for consideration as a director nominee may vary according to the skills and experience being sought to complement the existing Board’s composition. However, in making nominations the Board will consider the individual’s integrity, business experience, industry experience, financial background, time availability and other skills and experience possessed by the individual. Though no written policy is currently in place with respect to such nominations, the Board will consider persons for director nomination who are proposed by stockholders. The Board will evaluate nominees for director on the same basis regardless of whether the nominee is recommended by an officer, director or stockholder. Stockholders who wish to propose a person for consideration by the Board as a director nominee should send the name of such person, together with information concerning such person’s qualifications and experience, in writing to the Chairman of the Board at the Company’s address, in accordance with the Company’s advance notice provisions for stockholder proposals to be included in its annual proxy statements. The Company does not currently employ an executive search firm, or pay a fee to any other third party, to locate qualified candidates for director positions.

Board Leadership Structure

The Board does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its stockholders. Currently, Mr. Travis Creed is the Company’s Chairman of the Board and Mr. Charles Bukowski, Jr. serves as a director and the President and Chief Executive Officer of the Company. The Board believes this is the most appropriate structure for the Company at this time as it makes the best use of Messrs. Creed’s and Bukowski’s skills and experience.

Board’s Role in the Oversight of Risk Management

In fulfilling its risk oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes that an effective risk management system will (1) adequately identify the material risks to the Company, (2) monitor (and implement if necessary) the effectiveness of the risk mitigating policies and procedures and (3) provide management with information on risk and the risk management process in order to make better business decisions.

Due to the size and resources of the Company, the entire Board bears the responsibility for the risk management system. The Board’s objective is to strive to generate serious and thoughtful attention to the Company’s risk management process, the nature of material risks affecting the Company and the adequacy of the Company’s policies and procedures designed to address and, where appropriate, mitigate these risks.

Director Independence

Our securities are not currently listed on a national securities exchange or interdealer quotation system which would require that the Board include a majority of directors that are “independent.” Furthermore, Travis Creed and Kevin Cline are the only members of our Board of Directors who would qualify as “independent” directors as such term is defined in the Nasdaq Global Market listing standards.

Report of the Board of Directors Regarding Audit Matters

As of the date of this Information Statement, the Company has not established or appointed members to an audit committee. Therefore, the role of an audit committee has been conducted by the Board.

Currently, the entire Board performs the duties of an audit committee and oversees the Company’s financial reporting process. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Board has (1) reviewed and discussed the interim financial statements filed quarterly and the audited financial statements in its Annual Report on Form 10-K with management; (2) discussed with the Company’s independent registered public accounting firm the matters required to be discussed by Statement of Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T; (3) received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Board concerning independence; (4) discussed with the independent registered public accounting firm its independence; and (5) discussed with management critical accounting policies and the processes and controls related to the President and Chief Executive Officer and the Chief Financial Officer financial reporting certifications required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany the Company’s periodic filings with the SEC. In reliance on the reviews and discussions referred to above, the Board approved the audited financial statements included in the Annual Report on Form 10-K for the year ended December 31, 2011 for filing with the SEC. The Board also approved the selection of the Company’s independent registered public accounting firm.

Compensation Matters

The Company does not currently maintain a separate compensation committee. The Board evaluates and makes determinations annually concerning each executive officer’s base salary and equity incentive compensation as well as compensation paid to directors. Compensation decisions are made based on each executive officer’s past performance as well as expectations of future performance, with a view towards ensuring that each officer’s total compensation is competitive and reasonable. In evaluating the performance and expectations for future performance of each executive officer, the Board takes into consideration the recommendation of Mr. Steven Larkin and, when appropriate, other executive officers. During the last completed fiscal year, the Board did not use the services of any compensation consultant in determining or recommending the amount or form of executive and director compensation.

Stockholder Communications

A stockholder may contact one or more of the members of the Board in writing by sending such communication to the Secretary at the Company’s address. The Secretary will forward stockholder communications to the appropriate director or directors for review. Anyone who has a concern about the conduct of the Company or the Company’s accounting, internal accounting controls or auditing matters, may communicate that concern to the Secretary, the Chairman of the Board or any member of the Board at the Company’s address. Such communications may be submitted on a confidential and anonymous basis. Confidential communications should be mailed in an envelope marked “confidential.”

TRANSACTIONS WITH RELATED PERSONS

On March 8, 2012, the Company entered into a Stock Purchase Agreement with eight investors (the “Investors”), pursuant to which the Company sold 70,000,000 shares of the Company’s common stock, $0.005 par value (the “Common Stock”), in a private offering at a price of $0.005 per share, for total consideration to the Company valued at $350,000.  The Investors included Charles T. Bukowski, Jr., the Company’s President and Chief Executive Officer, as well as a member of the Board, Travis N. Creed, a member of the Board, Stephen C. Larkin, the Company’s Chief Financial Officer and a member of the Board, Robert D. and Doris R. Burr, the Company’s former Chief Executive Officer and his spouse, Danny Looney, the Company’s tax accountant, Harry J. Peters, a consultant to the Company, Robert Shallow, a current stockholder, and G2 International, Inc., a consultant to the Company. The consideration for the Common Stock was paid primarily in cash, however, the shares issued to G2 International, Inc. were issued in exchange for settlement of outstanding invoices for consulting services rendered.

Proposed transactions between the Company and a related person are submitted to the disinterested directors serving on the Board. In making determinations regarding such proposed transactions, the disinterested directors consider, among other factors, whether the proposed transaction is in the Company’s best interest and is on terms no less favorable to the Company than terms generally available from an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. Though the foregoing procedures are not set forth in writing, the actions undertaken by the Board with respect to such proposed transactions are memorialized in the minutes and written consents of the Board.

EXECUTIVE COMPENSATION

Summary Compensation Table

The below table lists the compensation of the Company's named executive officers who served the Company in such capacities during the fiscal year ended December 31, 2011.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards ($)	Total ($)
Charles T. Bukowski	2011	120,000	7,405	$127,405
President and Chief Executive Officer	2010	60,000	3,071	$63,071
Stephen C. Larkin,	2011	90,000	4,653	$94,653
Chief Financial Officer	2010	60,000	4,740	$64,740

Narrative Disclosure to Summary Compensation Table

Charles Bukowski, our current President and Chief Executive Officer, receives a base salary of $120,000, which he began receiving in July 2010. Our Chief Financial Officer, Stephen Larkin, currently receives a base salary of $90,000 per year. This was increased in July 2010 from a previous salary of $30,000 per year. As part of the Company’s compensation package, its officers are from time to time awarded stock options. In 2009, Mr. Larkin received stock options as part of a decision on the part of the Board to cancel outstanding stock options that were substantially “out of the money” and issue new stock options on terms more in line with the Company’s stock price at that time. The Board uses the stock options as an incentive to its officers and believes this practice to be comparable to other public companies. In May 2009, Mr. Larkin was awarded an option to purchase 1,000,000 shares of common stock at an exercise price of $0.01 per share. Mr. Larkin’s options vested over a two year period. The stock option awards were issued pursuant to the Company’s 2005 Stock Option and Incentive Plan. In 2010, Mr. Bukowski was awarded 500,000 stock options in connection with his appointment as the Company’s President and Chief Executive Officer. Mr. Bukowski’s options vest over a two-year period and have a $0.05 exercise price. Each of our named executive officers’ stock option awards have a ten-year term, beginning on the award date.

In July 2010, the Board, in connection with the appointment of Charles Bukowski as the Company’s President and Chief Executive Officer, approved a corporate resolution establishing a bonus program for the Company’s Chief Executive Officer and Chief Financial Officer. The resolution established that for the first $500,000 in pre-tax income the Company makes after July 1, 2010, the Company will pay each of the officers 20% of their base salary and for each $250,000 the Company makes in pre-tax income thereafter, the Company will pay an additional bonus equal to 10% of the officer’s base salary. The bonus is to reset on January 1 of each year. During 2010 and 2011, the Company failed to reach the $500,000 threshold, and as of the date of this Information Statement, no bonuses have been paid to either executive officer.

Employment Agreements

There were no employment agreements in place as of December 31, 2011.

Stock Option Plan

On February 22, 2005, the Board of Directors approved the Bayou City Exploration, Inc. (formerly Blue Ridge Energy, Inc.) 2005 Stock Option and Incentive Plan (the “Stock Option Plan”). The Stock Option Plan allows for the granting of stock options to eligible directors, officers, employees, consultants and advisors.

Effective January 1, 2006, the Company accounts for the Stock Option Plan in accordance with revised Statement of Financial Accounting Standards (SFAS) No. 123, Share-Based Payment (SFAS 123(R). Accordingly, stock compensation expense has been recognized in the statement of operations based on the grant date fair value of the options for the period ended December 31, 2010. Prior to January 1, 2006, the Company accounted for stock compensation cost under the Plan in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees, (APB 25) as permitted by SFAS 123 as originally issued. Under APB 25, stock compensation expense was recognized only if the options had intrinsic value (difference between option exercise price and the fair market value of the underlying stock) at the date of grant. As the Company issued all options with an exercise price equal to the grant date market value of the underlying stock, no compensation expense had previously been recorded by the Company.

The maximum number of shares with respect to which options may be awarded under the Stock Option Plan is 7,000,000 shares of Common Stock of which approximately 2,150,000 shares remain available for grant as of December 31, 2011. The following table shows more information about our Stock Option Plan.

Outstanding Equity Awards

The following table shows information regarding awards granted to each of our named executive officers and directors under our Stock Option Plan outstanding as of December 31, 2011.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
OPTION AWARDS

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date

Charles T. Bukowski President and CEO	333,334	166,666	—	$0.05	08/03/20

Stephen C. Larkin Director and CFO	1,000,000	—	—	$0.01	05/18/19

Travis N. Creed Chairman	500,000	—	—	$0.01	05/18/19

Director Compensation

During 2011, the directors of the Company were not compensated for their services as directors of the Company.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

On June 7, 2012, the Company executed a letter agreement engaging Turner, Stone & Company, L.L.P. (“Turner Stone”) as its independent registered public accounting firm, and terminated the engagement of its former independent registered public accounting firm, KWCO, P.C. (“KWCO”), for geographic convenience. None of KWCO’s reports on the Company's financial statements for either of the past two years contained an adverse opinion or disclaimer of opinion, or was qualified or modified as to uncertainty, audit scope or accounting principles. The decision to engage Turner Stone was approved by the Company’s Board of Directors on June 7, 2012.

During the fiscal years ended December 31, 2010, 2011 and 2012 through the date of termination of their engagement, there were no disagreements with KWCO on any matters of accounting principles or practices, financial statement disclosure or auditing scope and procedures, which, if not resolved to the satisfaction of KWCO, would have caused the Company to make reference to the matter in a report on the Company’s financial statements. Furthermore, during the Company’s two most recent fiscal years and all subsequent interim periods, the Company did not consult Turner Stone regarding (1) the application of accounting principles to a specified transaction, either completed or proposed, (2) the type of audit opinion that might be rendered on the Company’s financial statements or (3) any other matter.

Since the Company has opted to obtain stockholder consents in lieu of holding an Annual Meeting of Stockholders, there will be no opportunity for representatives of Turner Stone to address the stockholders or respond to questions.

Audit Fees

The Company incurred $21,355 in fees from KWCO for the review of three 2011 quarterly reports on Form 10-Q and $58,138 for the audit of its 2011 financial statements and review of the annual report on Form 10-K. The Company incurred $19,525 in fees from KWCO for the review of the three 2010 quarterly reports on Form 10-Q and $29,456 from KWCO for auditing the Company’s financial statements for 2010 and review of the annual report on Form 10-K.

Audit Related Fees

The Company incurred no fees or expenses for the 2011 and 2010 fiscal years for professional services rendered by KWCO other than the fees disclosed above under the caption “Audit Fees” for assurance and related services relating to performance of the audit or review of our financial statements.

Tax Fees

The Company incurred no fees or expenses for the 2011 and 2010 fiscal years for professional services rendered by KWCO for tax compliance, tax advice, or tax planning.

All Other Fees

The Company incurred no fees or expenses for the 2011 and 2010 fiscal years for any other products or professional services rendered by KWCO other than as described above.

Administration of Engagement of Auditor

The Company does not currently maintain a separate audit committee. When necessary, the entire Board performs the tasks that would be required of such committees. As such, at its regularly scheduled and special meetings, the Board considers and pre-approves any audit and non-audit services to be performed by our independent accountants.

APPROVAL OF THE AMENDMENT TO OUR ARTICLES EFFECTING A 1-FOR-100 SHARE REVERSE SPLIT OF OUR OUTSTANDING COMMON STOCK

General

The Board has unanimously approved a proposal to amend Article VI of our Articles of Incorporation to effect a one-for-one hundred reverse stock split of the Company's outstanding Common Stock.  The Consenting Stockholders have also approved this Amendment.  The text of the Amendment is set forth in the Certificate of Amendment to Articles of Incorporation of Bayou City Exploration, Inc. attached to this Information Statement as Appendix A.

The Amendment provides for the combination of our presently issued and outstanding shares of Common Stock into a smaller number of shares of identical Common Stock. This is known as a "reverse stock split." Under the proposal, each one hundred shares of our presently issued and outstanding Common Stock as of the close of business on the effective date of the Amendment will be converted automatically into one share of our post-reverse stock split Common Stock. Fractional shares will not be issued. Instead, we will issue one full share of our post-reverse stock split Common Stock to any stockholder who would have been entitled to receive a fractional share as a result of the reverse stock split.

Each stockholder will hold the same percentage of our outstanding Common Stock immediately following the reverse stock split as he did immediately prior to the reverse stock split, except for minor adjustments required due to the treatment of fractional shares. The Amendment does not change the number of authorized shares of Common Stock.

Reasons for the Reverse Stock Split

The primary purposes of the reverse stock split are to:

•	increase the per share price of our Common Stock; and
•	provide the Company with the flexibility to issue additional shares to facilitate future stock acquisitions and financings.

The reduction in the number of issued and outstanding shares of Common Stock to result from the reverse stock split is expected to increase the market price of the Common Stock to a level above the current market trading price.

While the Board believes that the shares of Common Stock will trade at higher prices than those which have prevailed in the recent past, there can be no assurance that such increase in the trading price will occur or, if it does occur, that it will equal or exceed the direct arithmetical result of the reverse stock split because there are numerous factors and contingencies which could affect our market price.

Our Common Stock is currently quoted on the OTC Market Groups, Inc. OTCQB (the “OTCQB”) under the symbol “BYCX.” A higher per share price for the Common Stock may enable the Company to meet minimum bid price criteria for initial listing of the Common Stock on a national securities exchange.

Because trading of our Common Stock is conducted in the over-the-counter market, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Common Stock. In addition, because the Common Stock is not listed on a national securities exchange and presently trades at less than $5.00 per share, trading in our Common Stock is subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosure by brokers or dealers in connection with any trades involving a stock defined as a "penny stock." Because our Common Stock is presently classified as a "penny stock," prior to effectuating any transaction in our Common Stock, a broker or dealer is required to make a suitability determination as to the proposed purchaser of our Common Stock and to receive a written agreement, meeting certain requirements. The additional burdens imposed upon brokers or dealers by such requirements could discourage brokers or dealers from effecting transactions in our Common Stock, which could limit the market liquidity of our Common Stock and the ability of investors to trade our Common Stock.

The Board believes that the reverse stock split also could result in a broader market for our Common Stock than the current market. Many institutional investors are unwilling or unable due to investment restrictions to invest in companies whose stock trades at less than $5.00 per share. Many stockbrokers are subject to internal restrictions on their ability to recommend stocks trading at less than $5.00 per share because of a general presumption that such stocks may be highly speculative. In addition, stocks trading at less than $5.00 per share may not be marginable under the internal policies of some investment firms. The reverse stock split is anticipated to result in a price increase for our Common Stock relieving, to some extent, the effect of such limitations on the market for our Common Stock. Additionally, brokerage commissions on the sale of lower priced stocks often represent a higher percentage of the sales price than commissions on relatively higher priced stocks. The expected increase in trading price may also encourage interest and trading in our Common Stock and possibly promote greater liquidity for our stockholders. We also believe that the current per share price of our Common Stock has or may have a negative effect on our ability to use our Common Stock in connection with possible future transactions such as financings, strategic alliances, acquisitions and other uses not presently determinable.

Furthermore, as a result of the reverse stock split, there will be a reduction in the number of shares of Common Stock issued and outstanding, and an associated increase in the number of authorized shares which would be unissued and available for future issuance after the reverse stock split. These additional available shares could be used for any proper corporate purpose approved by the Board including, among others, future acquisitions and financing transactions.

For the above reasons, the Board believes that the reverse stock split is in the best interests of the Company and its shareholders. However, there can be no assurances that the reverse stock split will have the desired consequences.

Effects of the Reverse Stock Split

The reverse stock split will be effected by filing the Amendment with the Nevada Secretary of State and will be effective upon a date  on or after the expiration of the 20-day Period after the mailing of this Information Statement. The 20-day Period is expected to conclude on or about July [__], 2012.  However, the actual timing of the filing will be determined by our management based upon their evaluation as to when the filing will be most advantageous to the Company and our stockholders. We reserve the right to forego or postpone filing the Amendment if we determine that action to be in the best interests of BCE and the stockholders.

We are currently authorized to issue 150,000,000 shares of Common Stock of which 99,003,633 shares were issued and outstanding at the close of business on the Record Date. Adoption of the reverse stock split will reduce the shares of Common Stock outstanding on the record date to approximately 1,000,000, but will not affect the number of authorized shares of Common Stock. The reverse stock split also will have no effect on the par value of the Common Stock.

The effect of the reverse split upon holders of Common Stock will be that the total number of shares of our Common Stock held by each stockholder will be automatically converted into the number of whole shares of Common Stock equal to the number of shares of Common Stock owned immediately prior to the reverse stock split divided by one hundred, adjusted for any fractional shares. Each of our stockholders will continue to own one or more shares of Common Stock and will continue to share in the assets and future growth of the Company as a stockholder. Each stockholder that owns fewer than one hundred shares of Common Stock will receive one whole share of Common Stock as a result of the reverse stock split.

Each stockholder's percentage ownership interest in the Company and proportional voting power will remain unchanged, except for minor differences resulting from adjustments for fractional shares. The rights and privileges of the holders of shares of Common Stock will be substantially unaffected by the reverse stock split. All issued and outstanding options, warrants and convertible securities would be appropriately adjusted for the reverse stock split automatically on the effective date of the reverse stock split.

The reverse stock split also may result in some stockholders owning "odd lots" of less than 100 shares of Common Stock received as a result of the reverse stock split. Brokerage commissions and other costs of transactions in odd lots may be higher, particularly on a per-share basis, than the cost of transactions in even multiples of 100 shares.

As soon as practicable after the Amendment is filed, we will cause a letter of transmittal to be forwarded to each holder of record of shares of our Common Stock outstanding as of such date. The letter of transmittal will contain instructions for the surrender of certificates representing shares of pre-reverse stock split Common Stock to our transfer agent in exchange for certificates representing the number of whole shares of post-reverse stock split Common Stock into which the shares of pre-reverse stock split common stock have been converted as a result of the reverse stock split.

CERTIFICATES SHOULD NOT BE SENT TO US OR THE TRANSFER AGENT BEFORE RECEIPT OF SUCH LETTER OF TRANSMITTAL FROM US.

Until a stockholder forwards a completed letter of transmittal, together with certificates representing such stockholder's shares of pre-reverse stock split Common Stock to the transfer agent and receives in return a certificate representing shares of post-reverse stock split Common Stock, such stockholder's pre-reverse stock split Common Stock shall be deemed equal to the number of whole shares of post-reverse stock split Common Stock to which such stockholder is entitled as a result of the reverse stock split.

Certain Federal Income Tax Considerations

The following discussion describes certain material federal income tax considerations relating to the reverse stock split. This discussion is based upon the Internal Revenue Code, existing and proposed regulations thereunder, legislative history, judicial decisions and current administrative rulings and practices, all as amended and in effect on the date hereof. Any of these authorities could be repealed, overruled or modified at any time. Any such change could be retroactive and, accordingly, could cause the tax consequences to vary substantially from the consequences described herein. No ruling from the Internal Revenue Service (the "IRS") with respect to the matters discussed herein has been requested, and there is no assurance that the IRS would agree with the conclusions set forth in this discussion.

This discussion may not address certain federal income tax consequences that may be relevant to particular stockholders in light of their personal circumstances or to stockholders who may be subject to special treatment under the federal income tax laws. This discussion also does not address any tax consequences under state, local or foreign laws.

SHAREHOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT FOR THEM, INCLUDING THE APPLICABILITY OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, CHANGES IN APPLICABLE TAX LAWS AND ANY PENDING OR PROPOSED LEGISLATION.

The reverse stock split is intended to be a tax-free recapitalization to the Company and its stockholders, except for those stockholders who receive a whole share of Common Stock in lieu of a fractional share. Shareholders will not recognize any gain or loss for federal income tax purposes as a result of the reverse stock split, except for those shareholders receiving a whole share of Common Stock in lieu of a fractional share (as described below). The holding period for shares of Common Stock after the reverse stock split will include the holding period of shares of Common Stock before the reverse stock split, provided that such shares of Common Stock are held as a capital asset at the effective time of the Amendment. The adjusted basis of the shares of Common Stock after the reverse stock split will be the same as the adjusted basis of the shares of Common Stock before the reverse stock split excluding the basis of fractional shares.

A stockholder who receives a whole share of Common Stock in lieu of a fractional share generally may recognize gain in an amount not to exceed the excess of the fair market value of such whole share over the fair market value of the fractional share to which the stockholder was otherwise entitled.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the ownership, as of June 25, 2012, of our Common Stock by each person known by us to be the beneficial owner of more than 5% of our outstanding Common Stock, each of our directors and executive officers, and all of our directors and executive officers as a group. The information presented below regarding beneficial ownership of our Common Stock has been presented in accordance with the rules of the SEC and is not necessarily indicative of ownership for any other purpose. This table is based upon information derived from our stock records. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Except as otherwise listed below, the address of each person is c/o Bayou City Exploration, Inc., 632 Adams Street, Suite 700, Bowling Green, Kentucky 42101. Except as set forth below, applicable percentages are based upon 99,003,633 shares of Common Stock outstanding as of June 25, 2012.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Charles T. Bukowski(1)	3,333,333	3.35%
Stephen C. Larkin(2)	27,062,844	27.06%
Travis N. Creed(3)	3,500,000	3.52%
Kevin Cline	5,345	*

All directors, nominees and officers as a group (4 persons)	33,901,522	34.24%
Robert Burr(4)	29,498,061	29.79%
Doris Burr(4)	29,498,061	29.79%

*Less than .00%

(1)	Mr. Bukowski’s beneficial ownership interest includes vested options for the purchase of 333,334 shares exercisable within 60 days June 25, 2012, plus 3,022,000 shares in his personal portfolio.
(2)	Mr. Larkin’s beneficial ownership interest includes vested options for the purchase of 1,000,000 shares exercisable within 60 days June 25, 2012, plus 26,062,844 shares in his personal portfolio.
(3)	Mr. Creed’s beneficial ownership interest includes vested options for the purchase of 500,000 shares exercisable within 60 days June 25, 2012, plus 3,000,000 shares in his personal portfolio.
(4)
Represents 998,061 shares held by Robert Burr individually and 28,500,000 shares held jointly with Doris Burr, his spouse. Mr. and Ms. Burr’s address is 1314 Fairview Avenue, Bowling Green, Kentucky  42103

ADDITIONAL  INFORMATION

We are subject to the disclosure requirements of the Exchange Act, and in accordance therewith, file reports, information statements and other information, including annual and quarterly reports on Form 10-K and 10-Q, respectively, with the SEC. Reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, DC 20549. Copies of such material can also be obtained upon written request addressed to the SEC, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the SEC maintains a web site on the Internet (http://www.sec.gov) that contains reports, information statements and other information regarding issuers that file electronically with the SEC through the Electronic Data Gathering, Analysis and Retrieval System.

The following documents, as filed with the SEC by the Company, are incorporated herein by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended December 31, 2011;
(2)	Quarterly Report on Form 10-Q for the three months ended March 31, 2012; and
(3)	Current Report on Form 8-K, as filed with the SEC on March 9, 2012;

You may request a copy of these filings, at no cost, by writing Bayou City Exploration, Inc. at  632 Adams Street, Suite 700, Bowling Green, Kentucky 42101 or telephoning the Company at (270) 842-2421. Any statement contained in a document that is incorporated by reference will be modified or superseded for all purposes to the extent that a statement contained in this Information Statement (or in any other document that is subsequently filed with the SEC and incorporated by reference) modifies or is contrary to such previous statement. Any statement so modified or superseded will not be deemed a part of this Information Statement except as so modified or superseded.

DELIVERY OF DOCUMENTS TO SECURITY HOLDERS SHARING AN ADDRESS

If hard copies of the materials are requested, we will send only one Information Statement and other corporate mailings to stockholders who share a single address unless we received contrary instructions from any stockholder at that address. This practice, known as “householding,” is designed to reduce our printing and postage costs. However, the Company will deliver promptly upon written or oral request a separate copy of the Information Statement to a stockholder at a shared address to which a single copy of the Information Statement was delivered. You may make such a written or oral request by (a) sending a written notification stating (i) your name, (ii) your shared address and (iii) the address to which the Company should direct the additional copy of the Information Statement, to the Company at 632 Adams Street, Suite 700, Bowling Green, Kentucky 42101 or telephone at (270) 842-2421. If multiple stockholders sharing an address have received one copy of this Information Statement or any other corporate mailing and would prefer the Company to mail each stockholder a separate copy of future mailings, you may mail notification to, or call the Company at, its principal executive offices. Additionally, if current stockholders with a shared address received multiple copies of this Information Statement or other corporate mailings and would prefer the Company to mail one copy of future mailings to stockholders at the shared address, notification of such request may also be made by mail or telephone to the Company’s principal executive offices.

This Information Statement is provided to the holders of Common Stock of the Company only for information purposes in connection with the Corporate Actions, pursuant to and in accordance with Rule 14c-2 of the Exchange Act. Please carefully read this Information Statement.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Charles T. Bukowski
Charles T. Bukowski
President and Chief Executive Officer

Bowling Green, Kentucky
July [__], 2012

APPENDIX A

CERTIFICATE OF AMENDMENT TO
ARTICLES OF INCORPORATION

Certificate of Amendment (PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Bayou City Exploration, Inc.

2. The articles have been amended as follows: (provide article numbers, if available)

See Attachment A.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise a least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is:

55,560,905

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X _________________________________
Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

Nevada Secretary of State Amend Profit-After
This form must be accompanied by appropriate fees.	Revised: 8-31-11

Attachment A

Article VI, Section 1 of the Corporation’s Articles of Incorporation is hereby amended to add the following paragraph:

(c) On the date that this Certificate of Amendment is filed with the Secretary of State of the State of Nevada (the "Effective Date"), every one hundred (100) shares of Common Stock of the Corporation issued and outstanding at the close of business on the Effective Date (the "Old Common Stock") will automatically be converted into one (1) share of Common Stock, $.005 par value per share (the "New Common Stock") of the Corporation. No fractional shares will be issued, and in lieu thereof, each holder of Common Stock whose aggregate shares of Old Common Stock held in one name or account immediately prior to the Effective Date are fewer than one hundred (100) shares and/or are not evenly divisible by one hundred shares shall receive one (1) full share of New Common Stock in exchange for such fractional share.